Exhibit 99.1

NEWS
(XLG)

FOR IMMEDIATE RELEASE:          August 13, 2003

Contact:                 Graham R. Bullick, Ph.D., President, Price Legacy Corporation

                                Excel Centre, 17140 Bernardo Center Drive, Suite 300, San Diego, CA   92128  (858) 675-9400

Price Legacy Corporation Announces Earnings for the

Quarter ended June 30, 2003

San Diego, CA.  (August 13, 2003) - Price Legacy Corporation (XLG) reported Funds from Operations (FFO) of $0.06 per common share or $2.2 million for the quarter ended June 30, 2003, compared to $5.8 million or $0.13 per share for the same period in 2002 (a reconciliation of net income to FFO is included later in this release). Total revenue for the quarter ended June 30, 2003 was $32.2 million compared to $28.0 million for the quarter ended June 30, 2002.  Net loss (after preferred dividends) for the quarter ended June 30, 2003 was $(6.3) million or $(0.17) per common share compared to $(2.0) million or $(0.05) per common share for the quarter ended June 30, 2002.  Rental revenue and FFO were negatively impacted during the quarter primarily due to the bankruptcy of three tenants within the portfolio:  1) a space formerly occupied by Kmart at the Westbury, New York property;  and 2) two vacancies formerly occupied by the Wiz and Today’s Man at the Wayne, New Jersey property.  These three vacancies accounted for a negative variance of approximately $1.5 million or $0.04 per common share during the quarter.  FFO and total revenue for the quarter ended June 30, 2002 included a non-recurring lease termination fee the company received on one of its properties, which contributed $2.3 million.  Without this fee, diluted Funds From Operations would have been $0.08 for the quarter ended June 30, 2002.

FFO for the six months ended June 30, 2003 were $4.3 million or $0.12 per common share (diluted) compared to $7.4 million or $0.18 per common share (diluted) for the six months ended June 30, 2002.  Total revenue for the six months ended June 30, 2003 was $63.9 million compared to $54.9 million for the six months ended June 30, 2002.  Net loss applicable to common shareholders (after preferred dividends), for the six months ended June 30, 2003 was $(8.3) million or $(0.22) per common share, compared to $(5.0) million or $(0.12) per common share for the six months ended June 30, 2002.

Price Legacy had total assets of approximately $1.3 billion and total liabilities of approximately $576 million at June 30, 2003.

Price Legacy acquires, operates, develops and sells open-air shopping centers nationwide.  The company manages its properties through regional offices located in Arizona, California, Florida, Utah, and Virginia. Price Legacy has its corporate offices in San Diego, California, is organized as a REIT and has a taxable REIT subsidiary, Excel Legacy Holdings Inc.  Price Legacy is committed to providing an environment of stability and growth for its shareholders and tenants.  For more information on Price Legacy, please visit the company’s web site at www.PriceLegacy.com.

The following is a reconciliation of net income to FFO:

	Three Months Ended June 30				Six Months Ended June 30
	2003		2002		2003		2002
Net income	$6,144		$10,144		$16,533		$19,306
Depreciation and amortization	5,828		3,945		10,181		7,987
Depreciation and amortization of discontinued operations	28		378		78		761
Price Legacy’s share of joint venture depreciation	338		152		517		306
Depreciation of non-real estate assets	(31)		(35)		(62)		(68)
Provision for asset impairment	—		2,528		—		2,528
Loss on sale of real estate, net	2,314		843		1,834		843
FFO before preferred dividends	14,621		17,955		29,081		31,663
Preferred dividends	(12,423	) (1)	(12,183	) (2)	(24,783	) (3)	(24,308	) (4)
FFO	$2,198		$5,772	(5)	$4,298		$7,355	(5)

(1)    Includes $2.8 million of non-cash dividends accrued on our Series B Preferred Stock

(2)    Includes $2.6 million of non-cash dividends accrued on our Series B Preferred Stock

(3)    Includes $5.6 million of non-cash dividends accrued on our Series B Preferred Stock

(4)    Includes $5.1 million of non-cash dividends accrued on our Series B Preferred Stock

(5)    Includes a lease termination fee of $2.3 million

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Price Legacy uses a supplemental REIT performance measure called Funds from Operations (FFO) which is defined as net income plus depreciation and amortization expense and gains (losses) from sales of depreciable operating real estate.  FFO is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles, may not be comparable to similarly titled measures of other companies and should not be used as an indicator of cash available or as an alternative to cash flows.  Price Legacy believes, however, that FFO provides relevant information about its operations and is necessary, along with net income, for an understanding of its operating results.  Price Legacy also believes that FFO provides useful information about its performance when compared to other REITs since FFO is generally recognized as the industry standard for reporting the operations of REITs.

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of Price Legacy to differ materially from historical results or from any results expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from current expectations include changes in general economic conditions, real estate conditions, competition, financial performance of Price Legacy’s properties, joint ventures and investments, and environmental and other liabilities.  The company refers you to the documents it files from time to time with the Securities and Exchange Commission available through the  company’s website at www.PriceLegacy.com, which discuss these and other factors that could adversely affect the company’s results.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made.  Price Legacy undertakes no obligation to update publicly or revise any forward-looking statements.